NOWAUTO GROUP, Inc. ANNOUNCES FISCAL 2007 RESULTS.

Gross margin improvement demonstrates Company’s initiative to strengthen credit policies are working.

Tempe, Ariz. October 1, 2007. NowAuto Group, Inc. (NAUG.OB and NWAU.PK) today announced the results for Fiscal 2007 ended June 30, 2007.

Revenue in Fiscal 2007 was $6,944,021 vs. $11,683,865 a decrease of approximately 40% of the prior year’s level due primarily to the previously announced closure of the Company’s unprofitable vehicle auction business and lower retail sales caused by stricter underwriting and credit criteria initiated during the fiscal year. Gross margin increased to 39.4% in Fiscal 2007 from 31.6% in fiscal 2006 as a result of increased finance income and higher margin vehicle sales.

The Company reported a net loss of ($0.23) per share for Fiscal 2007 vs. a loss of ($0.05). The net loss was caused primarily by two factors: (1) the Company charged off approximately $1.5 million of bad debt expense; and (2) the Company incurred a ten-fold increase in interest expense over the prior year as a result of a full year operating under a new credit facility initiated in March 2006. Before interest expense and charge-offs, the Company experienced a slight profit for Fiscal 2007.

Current assets increased approximately 27% in Fiscal 2007 while the Company achieved an improved current ratio, both as a result of increased finance contracts along with a 22% reduction in current liabilities.

“Fiscal 2007 was a demanding year for NowAuto as we made a hard, but ultimately necessary decision to institute stricter underwriting and contract management criteria and practices, thereby causing the Company to purge accounts that did not meet the new, stricter criteria”, said CEO Scott Miller. “While such a move significantly affected profitability, it created a more stable portfolio for future quarters” said Miller.

“We also made significant strides in Fiscal 2007” said Miller. Starting in the fourth quarter of Fiscal 2007 NowAuto switched its retail emphasis from sales to capital leases, a change that we believe will have positive impact in the future.”

“Leasing has two advantages. 1) Cash flow is improved because sales tax is due only on monies received verses the full amount due immediately. 2) The vehicle is titled differently making it a little easier should the Company need to retake possession of the vehicle.

Accounting for leases is different though the results are similar. Instead of the principle balance of the note being reflected as an asset, the balance in Notes Receivable is the total of all remaining payments. This is offset by a deferred revenue liability account which represents the interest that will be recognized over the life of the lease. The two netted together is the approximate equivalent of a principle balance” said Faith Forbis CFO

“While we are excited about the move to capital leases, we are pleased more by the management we now have at the store level” Miller stated. “We now have, for perhaps the first time, highly experienced and trained management at each of our stores. Since so much of our success depends upon what happens at the store level, it is vitally important that NowAuto have store managers experienced and trained not only in sales and marketing, but in underwriting criteria as well. This is a challenging combination to develop, but we believe we now have such management in place.”

“Another integral aspect of our business is the dollar amount NowAuto typically finances its customers”, said COO Theodore Valenzuela. “For that reason, we have made a concerted effort beginning in Fiscal 2008 to reduce the average retail price of our vehicles. Our target for Fiscal 2008 is an average price in Fiscal 2008 that is 15% lower than in prior years, thereby reducing the customers’ contract burden and our per-contract exposure. The key of course is to accomplish this without compromising the quality of the vehicles we offer. That is why we have already begun to substantially upgrade our vehicle reconditioning operations.”

“As difficult as Fiscal 2007 was, it was also a year of improvement in all aspects of our business” said Miller. “Going forward, we at NowAuto believe the combination of experienced and trained management along with better customer pricing will improve sales. Our new emphasis on capital leases will also benefit our customers as well as NowAuto. Enhanced reconditioning operations will mean continuing to provide reliable transportation to our customers. Improved quantitative criteria combined with more proactive contract management processes should, combined with all these other measures, result in a more stable and growing portfolio and thereby more positive financial results.”

As previously announced, NowAuto Group, Inc. (NAUG:OTCBB and NWAU.PK) has continued to prepare its SB2 registration statement while investigating numerous alternative strategies to benefit shareholders, including sale or merger opportunities.

“As we neared completion of the SB2 originally planned for completion in April, several opportunities to acquire, be acquired, or even to take the company private have been presented to us. Our emphasis has been to create value for our shareholders in each case. Inasmuch as these opportunities would make the SB2 filing unnecessary, we have delayed the filing while fully investigating each situation” said CEO Scott Miller. “While we believe that some of the opportunities that have been presented to us have merit, we cannot accurately determine the probability that they will occur, or occur on a timely basis. We will therefore pursue completion of the SB2 for filing following completion of our fiscal 2007 audit due September 28, 2007.”

“One of our primary objectives is to create value for our shareholders. Exploring strategic opportunities is in everyone’s best interests. Simultaneously, we strive to build the business on a day-to-day basis and continue to refine the programs we have in place as well as plan for complimentary programs for the future.” said CFO Faith Forbis.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
Randy Humphrey
(480) 990-0007
(480) 274-8885 (cell)
ir@nowauto.com

Source: NowAuto Group, Inc.